PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 25, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES SALE OF
QUANTUM COMPUTING SYSTEM BY D-WAVE SYSTEMS
TO LOCKHEED MARTIN CORPORATION

Harris & Harris Group, Inc. (NASDAQ:TINY) notes that on May 25, 2011, D-Wave Systems, Inc., and Lockheed Martin Corporation announced that Lockheed Martin has entered into an agreement to purchase a quantum computing system from D-Wave.

Lockheed Martin and D-Wave will collaborate to realize the benefits of a computing platform based upon a quantum annealing processor, as applied to some of Lockheed Martin’s most challenging computation problems.  The multi-year contract includes a system, maintenance and associated professional services.

D-Wave develops computing systems that leverage the physics of quantum mechanics in order to address problems that are difficult for traditional methods to solve in a cost-effective amount of time.  Examples of such problems include software verification and validation, financial risk analysis, affinity mapping and sentiment analysis, object recognition in images, medical imaging classification, compressed sensing and bioinformatics.  D-Wave develops an architecture that is optimized for working with such problems.  D-Wave's press release may be accessed at www.marketwire.com/press-release/d-wave-systems-sells-its-first-quantum-computing-system-lockheed-martin-corporation-1518805.htm.

Harris & Harris Group is an investor in privately held D-Wave Systems, Inc.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.marketwire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the content of third party websites.